Exhibit 8.2

DAVIS POLK & WARDWELL
450 LEXINGTON AVENUE
NEW YORK, NEW YORK 10017

October 26, 2006

JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

     We have acted as special tax counsel to JPMorgan Chase & Co., a corporation incorporated under the laws of Delaware (the “Company”), in connection with the preparation and filing of a pricing supplement dated October 24, 2006 relating to 20.0% Bearish Reverse Exchangeable Notes due October 30, 2007 Linked to the Best Performing Common Stock of the following Homebuilding Stocks: Centex Corporation; D.R. Horton, Inc.; KB Home; Lennar Corporation; and Pulte Homes, Inc. (the “Pricing Supplement”) to product supplement no. 45-I dated October 6, 2006 relating to Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock of Two or More Reference Stock Issuers (the “Product Supplement”) to a prospectus supplement dated December 1, 2005 (the “Prospectus Supplement”) for the Company’s Global Medium-Term Notes, Series E, Global Warrants, Series E and Global Units, Series E, relating to a prospectus dated December 1, 2005 (the “Prospectus”) contained in the Company’s Registration Statement on Form S-3ASR (Registration Statement No. 333-130051) (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

     In our opinion, the discussions under the heading “United States Federal Taxation” in the Prospectus Supplement, under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Tax Treatment as a Unit Comprising a Call Option and a Deposit” in the Pricing Supplement, subject to the conditions and limitations described therein, set forth the material U.S. federal income tax considerations applicable generally to holders of the securities offered pursuant to the Pricing Supplement as a result of the ownership and disposition of such securities.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “United States Federal Taxation” in the Prospectus Supplement, under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Tax Treatment as a Unit Comprising a Call Option and a Deposit” in the Pricing Supplement. By such consent we do not concede that we are an “expert” for the purposes of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell